September  30,  2000

Ms.  Jody  Giblin
National  Geographic  Society
1145  17th  Street  N.W.
Washington,  DC  20036-4688

Dear  Jody

In August 1999 Promark Software Inc. changed its name to clipclop.com Enterprises Inc. ("clipclop.com") and all references to Promark Software Inc. apply equally to clipclop.com Enterprises Inc.

This letter amends and supplements the agreement entered into on October 27, 1993 (the "Head Agreement") by Promark Software Inc. ("Promark") and the National Geographic Society ("NGS"), as amended August 19, 1994 ("Amendment 1 and Amendment 2"), December 12, 1994 ("Amendment 3"), as amended October 1, 1996 ("Letter Agreement"), and as amended September 30, 1998 ("Letter Agreement"), collectively referred to in this letter as the "Agreement". All capitalized terms not expressly defined in this letter have the meaning set forth in the Agreement. The parties agree as follows:

1.     Clause 9 of the Letter Agreement is replaced with the following Clause 9.

   9. The term of the Agreement and this letter will terminate on September 30, 2002, except for those provisions dealing with clipclop.com's right to distribute the Work and use the intellectual property and proprietary rights in and to the artwork and text owned NGS (which is governed by paragraph 5 of the Letter Agreement), and the restrictions related thereto, and except for the warranties in section 6.01 of the Head Agreement.

2.     Clause  11  of the Letter Agreement is replaced with the following Clause
11.

   11. The parties agree that NGS will share with clipclop.com in the fall of 2000 and 2001 its marketing plans for the coming year.

3.     The  address  for  notices  for  clipclop.com  is  changed  to:

       clipclop.com  Enterprises  Inc.
       1500  -  789  West  Pender  Street
       Vancouver,  BC  V6C  1H2

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This  letter  has  been  prepared  in duplicate originals.  Please indicate your agreement with the terms and conditions of this letter by signing below on both originals, keeping one original for your files and returning the other to us.

Yours  sincerely,

clipclop.com  ENTERPRISES  INC.

By:        /s/  signed
Title:     President

TERMS  AND  CONDITIONS  ACKNOWLEDGED  AND  AGREED:

By:        /s/  Jody  Giblin
Title:     Director  of  Finance  &  Operations
Date:      9/30/2000